Exhibit 99.1

Gulf Resources, Inc. David Wong, VP of Finance E-mail: davidw@gulfresourcesinc.cn gfre.2008@yahoo.com	CCG Investor Relations Mr. Crocker Coulson, President Phone: +1-646-213-1915 E-mail: crocker.coulson@ccgir.com

Helen Xu E-mail: xuhy@gulfresourcesinc.cn beishengrong@163.com Website: http://www.gulfresourcesinc.cn/	Ms. Linda Salo, Financial Writer Phone: +1-646-922-0894 E-mail: linda.salo@ccgir.com Website: http://www.ccgirasia.com/

Gulf Resources Completes Acquisition of Manufacturing Assets in September

New York & Shandong Province, October 2, 2009 - Gulf Resources, Inc. (OTC BB: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, announced today that the Company on September 25, 2009 completed transfer of ownership of bromine and crude salt manufacturing assets, for which it entered into an asset purchase agreement on September 7, 2009. On September 30, the Company paid the remaining 70% consideration of the $11.5 million cash payment, upon which the transaction closed.

With support from the sellers of the assets, the Company signed a land lease agreement with local authorities and obtained the required land use rights for the property. The Company expects to start operations using the newly acquired assets by the end of November 2009, after completing maintenance and upgrade.

In addition to the cash consideration, the Company will issue 4,229,366 shares of common stock, priced at $1.163 per share and equal to approximately $4.9 million, to the sellers of the assets.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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